Exhibit 4.1

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is made and entered into as December 28, 2023 by and among INVO Bioscience, Inc., a Nevada corporation (the “Company”) and Armistice Capital LLC. (“Holder”).

WHEREAS, on March 27, 2023, the Company issued Holder that certain Common Stock Purchase Warrant (the “Warrant”) 1 to purchase 276,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $12.60 per share (the “Exercise Price”)

WHEREAS, on December 26, 2023, at the Company’s 2023 Annual Meeting of Shareholders, the Company’s stockholders approved, in accordance with Nasdaq Rule 5635(d), the reduction of the Exercise Price of the Warrant to $2.85 per share, which was the per unit price for the Company’s units offered and sold under that certain Registration Statement on Form S-1 (File no. 333-273174), which closed on August 8, 2023.

WHEREAS, the Company and the Holder desire to amend the Warrant to reduce the Exercise Price to $2.85 per share.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Warrant.

2. Amendment to Warrant. Section 2(b) of the Warrant is hereby amended by deleting the first sentence and inserting the following in lieu thereof: “The exercise price per share of Common Stock under this Warrant shall be $2.85, subject to adjustment hereunder (the “Exercise Price”).”

3. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Company and the holder of counterpart signatures to this Amendment duly executed and delivered by the Company and the Holder.

4. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

5. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

1 The Warrant Shares and Exercise Price listed above are split adjusted to give effect to the Company’s 1-20 reverse split effectuated on July 28, 2023.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum,
Title:	Chief Executive Officer

ARMISTICE CAPITAL LLC

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital LLC

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